EXHIBIT 4.3

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY OTHER STATE. THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

        THIS NOTE IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT REFERRED TO HEREIN.

    No. 1                    EQUALNET HOLDING CORP.

                              EQUALNET CORPORATION

                                TELESOURCE, INC.

                        EQUALNET WHOLESALE SERVICES, INC.

                         10% Note due December 31, 1998
$3,000,000                                                     February 11, 1997

               FOR VALUE RECEIVED, EqualNet Holding Corp., a Texas corporation, EqualNet Corporation, a Delaware corporation, TeleSource, Inc., a Texas corporation, and EqualNet Wholesale Services, Inc., a Delaware corporation, each having an address at EqualNet Plaza, 1250 Wood Branch Park Drive, Houston, TX 77079 (hereinafter referred to collectively as the "MAKER"), jointly and severally hereby promise to pay to the order of The Furst Group, Inc., having an address at 459 Oakshade Road, Shamong, NJ 08088 (the "PAYEE"), on or before December 31, 1998, the principal sum of Three Million Dollars ($3,000,000), and to pay interest from the date funds are advanced by the Payee to the Escrowee pursuant to Section 1.3 of the Agreement (as herein defined) and the Escrow Agreement dated February 11, 1997 among the Maker, The Furst Group, Inc., a New Jersey corporation ("TFG") and the Escrowee (defined therein) on the principal sum remaining from time to time unpaid at the rate of ten percent (10%) per annum, such interest to be payable monthly in arrears on the first business day of every calendar month commencing March 3, 1997. Principal and interest shall be payable and delivered, without surrender or presentation of this Note, in lawful money of the United States of America by wire transfer of immediately available funds to Payee, or to Payee's agent, in the State of New York. Any amounts not paid when due shall bear interest at the rate of thirteen percent (13%) compounded monthly. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

               This Note is one of an issue of 10% Notes due December 31, 1998 of the Maker in an aggregate principal amount of $3,000,000 (collectively, the "NOTES") issued pursuant to a certain Notes and Warrants Purchase Agreement, dated as of February 3, 1997, between the Maker and TFG (the "AGREEMENT"). Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement.

               Section 1. OPTIONAL REDEMPTION. The Maker may at any time redeem the Notes in whole or in part (in integral multiples of $1,000) by a payment of a redemption price equal to the principal amount thereof, together with interest due on the amount so redeemed to the date of redemption, without premium or penalty of any nature. In the event of prepayment of this Note in full, any prepaid but unearned interest shall be credited against the redemption price.

               Section 2. NOTICE OF REDEMPTION. Notice of any redemption shall be given to the Payee at least three days prior to the date of such redemption. Each redemption of Notes shall be made so that, as nearly as may be practicable, the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

               Section 3. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made on the Notes shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York or the State of Texas, such payment may be made on the next succeeding business day with the same effect as if made on the nominal date for payment.

               Section 4. REGISTRATION. The Maker shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note, shall be registered on the date of execution thereof by the Maker.

               Section 5. TRANSFER AND EXCHANGE. Transfer of a Note may be effected by endorsement and delivery. The holder of any Note may, prior to maturity or redemption thereof, surrender such Note at the principal office of the Maker for transfer or exchange. Within a reasonable time after notice to the Maker from a holder of its intention to make such exchange and without expense (other than applicable transfer taxes, if any) to such holder, the Maker shall issue in exchange therefor another Note or Notes dated the date to which interest has been paid on, and for the unpaid principal amount of, the Note or Notes so surrendered, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such person or entity, as the registered holder of such surrendered Note or Notes may designate. Notes issued upon any transfer or exchange shall be only in authorized denominations, which shall be $100,000 and integral multiples of $50,000 in excess thereof or, in the event of partial redemption by the Maker of any Notes or partial surrender of such Notes in connection with the exercise of the Warrants (as defined in the Agreement), such lesser amount as shall constitute the entire remaining principal amount of such Note.

               Section 6. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of any Note and, if requested by the Maker in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement of the holder satisfactory to the Maker, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Maker will issue a new Note, of like tenor, in the amount of the unpaid principal of such Note, and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

               Section 7. INTERCREDITOR AGREEMENT. The Maker, for itself and its successors and assigns, covenants and agrees, and the Payee and each successor holder of Notes by such holder's acceptance thereof, likewise covenants and agrees, that notwithstanding any other provision of the Notes, the payment of the principal and interest on each Note and all other obligations of any kind, now or hereafter owing under this Note or in respect of the indebtedness evidenced hereby, shall be governed by that certain Intercreditor and Subordination Agreement dated January __, 1997 (the "INTERCREDITOR AGREEMENT") among the Maker, certain lenders party thereto, Comerica Bank-Texas, as agent for such lenders, and The Furst Group, Inc., a New Jersey corporation.

                Section 8. EVENTS OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT" with respect to the Notes:

                      (a) an Event of Default, as defined in the Credit Agreement on the date of the Agreement and irrespective of any amendment, modification or termination of the Credit Agreement or any waiver by the Lenders thereunder, shall have occurred;

                      (b) a failure to pay principal of or interest on any Note, or any other amount payable thereunder when due;

                      (c) a failure of the Maker to observe or perform any term, covenant or agreement contained in the Agreement or any of the Documents and, in the case of affirmative covenants contained in Article VII of the Credit Agreement, continuation of such failure for a period ending five business days after notice to the EqualNet

        Companies at the address set forth above (or such other address as the EqualNet Companies may furnish to the holder hereof in writing) by any holder of the Notes or the time such failure becomes known to any officer of an EqualNet Company, whichever is earlier;

                      (d) any statement, certificate, report, representation or warranty made or furnished on behalf of the Maker in the Agreement or any of the Documents shall prove to have been false or misleading in any material respect when made;

Upon the occurrence of an Event of Default, while such event shall be continuing, holders representing a majority of the then outstanding principal amount of the Notes may, by notice to the Maker, declare the entire unpaid principal amount of the Notes and all interest accrued and unpaid thereon to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under paragraph (a) above because of an Event of Default as set forth in Section 9.1(f), (g) or (h) of the Credit Agreement as in effect on the date of the Agreement and irrespective of any amendment, modification or termination of the Credit Agreement or any waiver by the Lenders thereunder, in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker.

               This Note is secured in accordance with the provisions of the Security Agreement dated February 11, 1997 between the Maker and The Furst Group, Inc., a New Jersey corporation.

               The Maker hereby agrees to pay on demand all costs and expenses incurred in collecting the Maker's obligations hereunder or in enforcing or attempting to enforce any of the holder's rights hereunder or under the Agreement or the Security Agreement, including, but not limited to, reasonable attorneys' fees and expenses if collected by or through any attorney, whether or not suit is filed.

               THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW RULES.

               The Maker hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

                                            EQUALNET HOLDING CORP.

                                            By:/s/[ILLEGIBLE]
                                               President

                                            EQUALNET CORPORATION

                                            By:/s/[ILLEGIBLE]
                                               President

                                            TELESOURCE, INC.

                                            By:/s/[ILLEGIBLE]
                                               President

                                            EQUALNET WHOLESALE SERVICES,
                                             INC.

                                            By:/s/[ILLEGIBLE]
                                               President
                                        5